Exhibit 10.1

SIDE LETTER TO EXECUTIVE EMPLOYMENT AGREEMENT

This Side Letter to Executive Employment Agreement (this “Side Letter”) is entered into as of April 12, 2023, by and between CENTURY THERAPEUTICS, INC., a Delaware corporation (the “Company”) and Gregory Russotti (“Executive,” and together with the Company, the “Parties”).

RECITALS

WHEREAS, Executive and the Company entered into that certain Executive Employment Agreement, dated May 26, 2021 (the “Employment Agreement”);

WHEREAS, the Company desires to obtain from Executive, and Executive desires to provide to the Company, services as Interim Chief Executive Officer of the Company (the “Interim CEO Services”) commencing as of April 11, 2023 (the “Effective Date”);

WHEREAS, the Parties desire (i) to temporarily alter certain provisions of the Employment Agreement for the period between the Effective Date and the date Executive’s Interim CEO Services terminate in accordance with the terms of this Side Letter (the “Interim CEO Services End Date,” and such period, the “Term”), and (ii) to address other matters related to Executive’s provision of the Interim CEO Services; and,

WHEREAS, notwithstanding anything in this Side Letter to the contrary, in the event Executive does not actually become Interim Chief Executive Officer of the Company, this Side Letter shall be null and void ab initio.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.            Construction.

Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Employment Agreement.

2.             Temporary Amendments and Other Provisions Related to Interim CEO Services.

(a)            During the Term, Executive’s Base Salary shall be payable at an annual rate of $614,092.50.

(b)            During the Term, Executive will serve as the Interim Chief Executive Officer of the Company and will report directly to the Board. In addition to performing the duties and responsibilities associated with that position, from time to time the Company may assign to Executive other duties and responsibilities reasonable and consistent with such position.

(c)            For any calendar year occurring within the Term, Executive’s Target Bonus will be calculated as follows: the sum of (i) 40% of the Base Salary in effect as of immediately prior to the Effective Date multiplied by a fraction the numerator of which is the number of days in such calendar year that are not part of the Term and the denominator of which is 365, and (ii) 55% of the Base Salary applicable during the Term multiplied by a fraction the numerator of which is the number of days during the Term and the denominator of which is 365. All other provisions of the Employment Agreement related to Executive’s annual bonus shall remain unmodified by this Side Letter.

(d)            As soon as practicable after the Effective Date, the Company will recommend to the Board that Executive receive a one-time grant of stock options to purchase 318,750 shares of the Company’s common stock (as such term is defined in the Equity Documents). The Executive’s eligibility for and other rights with respect to the Options will be governed by the 2021 Equity Incentive Plan and the associated equity grant agreement required to be entered into by Executive and the Company (the “Equity Documents”). To the extent this Agreement conflicts with the Equity Documents, the Equity Documents shall control.

(e)            With respect to Section 9(a) and 12(e) of the Employment Agreement:

(i)            If Executive’s employment by the Company ceases due to a termination by the Company without Cause or a resignation by Executive for Good Reason during the Term, then the monthly severance payments contemplated by Section 9(a)(iii) of the Employment Agreement will be calculated as follows: one-twelfth of the total Base Salary paid to Executive in the twelve-month period immediately preceding the date of termination.

(ii)            The Parties acknowledge and agree that (i) the Company’s restoration upon expiration of the Term of Executive to the title, responsibilities, authority, duties, Base Salary, Target Bonus, and/or other terms and conditions of employment in effect as of immediately prior to the Effective Date shall not constitute Good Reason for purposes of the Employment Agreement, and (ii) during the Term, Section 12(e)(i) of the Employment Agreement will have no effect and no changes to Executives title, responsibilities, authority or duties during the Term shall constitute Good Reason for purposes of the Employment Agreement.

3.            Duration of Interim CEO Services. The Parties anticipate that the Term will continue until the Company successfully hires a new Chief Executive Officer (the “New CEO”), which effort is currently expected to continue for approximately six (6) months following the Effective Date. Nevertheless, (i) the Company may terminate the Interim CEO Services and the Term and restore Executive to his position as Chief Technology Officer of the Company at any time upon (x) hiring of a New CEO, or (y) otherwise upon ten (10) calendar days prior written notice to Executive, and (ii) in any event, the terms of Sections 2 and 8 of the Employment Agreement shall remain in effect during the Term.

4.            Full Force and Effect. Except as specifically modified herein, all other terms and conditions of the Employment Agreement shall remain in full force and effect and are hereby ratified, and confirmed.

5.            Choice of Law; Exclusive Venue. THIS SIDE LETTER, AND ALL ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS SIDE LETTER, WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE. THE PARTIES AGREE THAT ALL DISPUTES, LEGAL ACTIONS, SUITS AND PROCEEDINGS ARISING OUT OF OR RELATING TO THIS SIDE LETTER WILL BE GOVERNED BY AND RESOLVED IN ACCORDANCE WITH THE TERMS OF SECTION 20 OF THE EMPLOYMENT AGREEMENT.

6.            Counterparts. This Side Letter may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures on this Side Letter may be conveyed by facsimile or other electronic transmission and shall be binding upon the parties so transmitting their signatures. Counterparts with original signatures shall be provided to the other parties following the applicable facsimile or other electronic transmission; provided, that failure to provide the original counterpart shall have no effect on the validity or the binding nature of this Side Letter.

IN WITNESS WHEREOF, the Parties have executed this Side Letter effective on the date and year indicated below.

CENTURY THERAPEUTICS, INC.

By:	/s/ Joseph Jimenez
Name:	Joseph Jimenez
Title:	Chairman of the Board of Directors
Date:	April 12, 2023

EXECUTIVE

GREGORY RUSSOTTI, PH. D.

By:	/s/ Gregory Russotti, Ph.D.
Name:	Gregory Russotti, Ph.D.
Date:	April 12, 2023